EXHIBIT 99.1

Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com	Meghan Stapleton Director, Corporate Communications (907) 297-3000 meghan.stapleton@acsalaska.com

Alaska Communications Systems
Executes Agreements to Assume Ownership of Fiber Optic Assets

ANCHORAGE, Alaska, January 30, 2006 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), Alaska’s leading integrated communications provider, today announced it executed definitive agreements to assume ownership of strategic fiber optic cable network assets.

The deal between Alaska Communications Systems and Crest Communications, L.L.C. (“Crest;” a successor to Neptune Communications, L.L.C.) follows the option ACS exercised in April 2005, to assume ownership of the assets.

“Tremendous ACS growth drove the strategic decision to proceed with this transaction,” said Liane Pelletier, chief executive office and president of Alaska Communications Systems. “This fiber optic cable network will support the escalating demand for ACS’ Internet and data services.”

The assets consist of significant fiber optic transport facilities in Alaska between Whittier and Anchorage, and between Anchorage and Fairbanks. Under its 2002 agreement with Crest, ACS was granted an option to exchange its $15 million note for the Alaska assets owned by Crest. No additional financial consideration is due to Crest in connection with this transaction.

This purchase, once closed, will add to the existing fiber optic cable network Alaska Communications Systems now owns.

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at .

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 29, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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